Exhibit (a)(3)(iv)

September 16, 2005

Dear Sir/Madam,

The reorganization resulting in the termination of the registration of common stock under the Securities Exchange Act of 1934 has been approved by an overwhelming majority of our shareholders at the scheduled September 15th meeting.

Shareholders of record with less than 500 shares will now receive $20.85 for each share they own on the date of the reorganization.

Checks for these outstanding shares will be available at the bank beginning Friday, September 16, 2005 during regular business hours.

Instructions for this exchange are attached. It is our intention to complete these transactions by the close of business on Friday, October 14th, 2005. If you have any questions regarding these transactions, please give Sandra Morrison a call at (706) 253-9616.

Sincerely, /s/ John T. Trammell John T. Trammell President/CEO

COMMUNITY BANKS OF GEORGIA, INC.

INSTRUCTIONS:

1)	If the certificates for your common stock are owned of record by two or more persons, all such owners should endorse the certificate.

2)
Certificates tendered by executors, administrators, trustees, guardians, corporations and the like should be accompanied by proper evidence of authority of the person(s) who endorses the certificates. The adequacy of such evidence must be established to the satisfaction of Community Banks of Georgia, Inc.

3)	If delivery of your certificates is by mail, you may want to use insured registered mail. The method you use to deliver any certificates is at your option and risk.

4)
Shareholders who have lost or misplaced, or are otherwise unable to locate their certificate(s) may nevertheless transmit their shares by executing and delivering an Affidavit of Loss and Agreement of Indemnity in form and substance satisfactory to Community Banks of Georgia, Inc.

5)
YOU MUST SIGN AND DATE THE FORM W-9 ON PAGE 2. The Form W-9 is used by the Internal Revenue Service to certify Social Security and Tax Identification numbers. Please note that Community Banks of Georgia, Inc. may be required to withhold 28% of any cash payment made to an individual who has not certified his Social Security number through a Form W-9.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)

Part 1 - Taxpayer Identification Number

Please provide your taxpayer identification number in the box at right. (For most individuals, this is your social security number.) Certify by signing and dating below.

Social Security Number or Employer Identification Number
______________________ (If awaiting Taxpayer Identification Number, write “Applied For”)

Part 2 - Certification:

Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and
(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to back-up withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Certification Instructions-You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature: __________________________________________ Date: _______________________________________________